PROSPECTUS SUPPLEMENT NO. 3
to Prospectus dated November 7, 2003
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-108651

$100,000,000 4.25% Convertible Subordinated Notes

Due July 1, 2008

10,899,180 Shares of Common Stock Issuable Upon

Conversion of the Notes

        This document supplements information contained in that certain prospectus of Corixa Corporation dated November 7, 2003, as amended and supplemented from time to time, relating to the potential resale from time to time of $100,000,000 4.25% Convertible Subordinated Notes due July 1, 2008 and 10,899,180 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 29, 2004.

Selling Securityholders

      The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption “Selling Securityholders.” This table sets certain information regarding the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time by the selling securityholders named in the table. The information in the following table is based on information furnished to us by the selling securityholders.

	Principal
	Amount of		Number of Shares
	Notes	Percentage of	of Common Stock	Percentage of
	Beneficially	Notes	That May Be	Common Stock
Name of Selling Securityholder	Owned	Outstanding(1)	Sold(2)	Outstanding(3)

The following information supplements the information set forth in the prospectus originally filed or as previously amended or supplemented.

Amaranth LLC	$3,500,000	3.5%	381,471	*

CIBC World Markets	$1,000,000	1.0%	108,992	*

*	Less than 1%.

(1)	The percentage of notes outstanding beneficially owned by each selling securityholder is based on $100,000,000 aggregate principal amount of notes outstanding.

(2)	Assumes conversion of all of the securityholder’s notes at a conversion rate of 108.9918 shares per $1,000 principal amount of notes, which conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we are not required to issue fractional shares of common stock upon conversion of the notes and, in lieu thereof, will pay cash.

(3)	Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934 using 55,264,565 shares of common stock outstanding as of November 4, 2003. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not, however, assume the conversion of any other securityholder’s notes in such calculation.

      Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus or this prospectus supplement, we cannot estimate the principal amount of the notes or the common stock that the selling securityholders will hold upon consummation of any sale.

      The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

      Except as a securityholder, and as described in this prospectus supplement, no selling securityholder listed in the above table has had any material relationship with us or any of our affiliates within the past three years.

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